Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ONCURE HOLDINGS, INC.

ARTICLE I

The name of the corporation is OnCure Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE HI

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is Fifty-One Million (51,000,000), divided into Fifty Million (50,000,000) shares of Common Stock, $0.001 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.001 par value per share. The Preferred Stock may be issued in one or more series, of which one such series shall be denominated “Series A Preferred Stock.” The Series A Preferred Stock shall consist of One Million (1,000,000) shares.

The terms and provisions of the Series A Preferred Stock are as follows:

1.                                       Definitions.

(a)                                  “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend of Common Stock or other securities or rights convertible into or entitling the holder to acquire such Common Stock or other securities solely in connection with a stock split or stock dividend).

(b)                                 “Liquidation Preference” shall mean, with respect to a share of Series A Preferred Stock, $3.50 per share plus an amount equal to accrued but unpaid dividends on such share, as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like.

(c)                                  “Original Issue Price” shall mean $3.50 per share for the Series A Preferred Stock, as adjusted for stock splits, stock dividends, combinations, recapitalizations and the like.

2.                                       Dividends.

(a)                               Treatment of Preferred. The Series A Preferred Stock shall be entitled to receive cumulative compounding dividends at the rate of 9% per annum of the Original Issue Price out of any assets at the time legally available therefor when, as and if declared by the Board of Directors, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock solely in connection with a stock dividend or stock split) on the Common Stock. Such dividends shall accrue on each share from and after the date of issuance, on a daily basis, whether or not declared.

In the event the Corporation shall make a Distribution with respect to the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such Distribution.

(b)                               Priority of Dividends. The Corporation shall make no Distribution to the holders of shares of Common Stock except in accordance with this Section 2.

3.                                       Liquidation Rights.

(a)                               Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation (“Liquidation”), either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, the Liquidation Preference specified for each share of Series A Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock. The Liquidation Preference may, in the discretion of the Board, be paid in cash or other assets of the Corporation.

(b)                               Priority. If upon the Liquidation of the Corporation, the assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the numbers of shares of Series A Preferred Stock held by them multiplied by the Liquidation Preference for such shares of Series A Preferred Stock.

(c)                                Remaining Assets. Upon the completion of the distribution required by subsections (a) and (b) of this Section 3, the remaining assets of the Corporation available for distribution to stockholders shall be distributed on a pro rata basis among the holders of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis).

(d)                               Reorganizations and Mergers. For purposes of this Section 3, a Liquidation shall he deemed to be occasioned by, or to include, (a) the acquisition of the Corporation or OnCURE Medical Corp. by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (b) a sale of all or substantially all of the assets of the Corporation or OnCURE Medical Corp; provided, however, that, in each such case, the applicable transaction shall not be deemed a Liquidation unless the Corporation’s stockholders of record as constituted immediately prior to such acquisition or sale by virtue of their holdings in the Corporation hold less than 50% of the voting power of the surviving or acquiring entity.

4.                                       Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes:

(a)                               Preferred Stock. Each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock held by such holder. The holders of shares of the Series A Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.

(b)                               Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

5.                                        Redemption.

(a)                                   The Series A Preferred Stock shall be redeemable as follows:

(i)                                     The Corporation (x) shall redeem, if it may lawfully do so and is not otherwise restricted by any agreements with its lenders, from any source of funds legally available therefor, all Series A Preferred Stock on February 18, 2014 and (y) may redeem from time to time, if it may lawfully do so and is not otherwise restricted by any agreements with its lenders, from any source of funds legally available therefor, all or a portion of the Series A Preferred Stock. Any date on which a redemption is made pursuant to the immediately preceding sentence is referred to herein as a “Redemption Date.” The Corporation shall effect such redemption on a Redemption Date by paying, in exchange for each share of Series A Preferred Stock to be redeemed, a cash amount equal to the Original Issue Price per share plus all accrued but unpaid dividends on such share (the “Redemption Price”).

(ii)                                  The Corporation shall deliver to all holders of the Series A Preferred Stock to be redeemed no later than ten (10) business days prior to the Redemption Date a notice (the “Redemption Notice”) specifying (A) the percentage of Series A Preferred Stock being redeemed; (B) the applicable Redemption Price for the shares to be redeemed; and (C) the place at which such holders may obtain payment of the applicable Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date then it shall redeem the shares of Series A Preferred Stock with equal priority and pro rata (based on the portion of the aggregate applicable Redemption Price payable with respect to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available. The Conversion Rights (as defined below) with respect to any shares of Series A Preferred Stock redeemed pursuant to this Section 5 shall terminate as of the Redemption Date, unless default is made in payment of the Redemption Price.

(b)                                  On or after each Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after each Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price or the Corporation is unable to pay the applicable Redemption Price due to not having sufficient legally available funds, all rights of the holders of shares of Series A Preferred Stock to be redeemed (except the right to receive the applicable Redemption Price upon surrender of their certificates) shall cease and terminate with respect to such shares of Series A Preferred Stock to be redeemed on such Redemption Date, provided that in the event that shares of Series A Preferred Stock are not redeemed due to a default in payment by the Corporation of the Redemption Price or because the Corporation does not have sufficient legally available funds therefor, such shares of Series A Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

6.                                        Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights (“Conversion Rights”):

(a)                                  Any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock upon surrender of the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation that such holder elects to convert the same. Each share of Series A Preferred Stock shall automatically be converted into Common Stock upon the first to occur of (i) the election of holders of a majority of the then outstanding Series A Preferred Stock or (ii) the closing of an underwritten initial public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, as a result of which the common equity of the Corporation shall have an aggregate value, based on the price of such Common Stock offered to the public of at least $150,000,000. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be equal to the Original Issue Price plus all accrued but unpaid dividends on such share divided by the Conversion Price. The “Conversion Price” shall initially be equal to the Original Issue Price and shall be subject to adjustment as set forth in this Section 6.

(b)                                 In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends), then, in each such case for the purpose of this Section 6(b), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(c)                                  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article FOURTH), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that provisions as nearly equivalent as may be practicable to the provisions of this Section 6 shall be applicable after that event.

(d)                                      If the Corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the then applicable Conversion Price, the Conversion Price for the Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided below) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Additional Stock so issued.

“Additional Stock” shall mean any shares of Common Stock issued by the Corporation after the Purchase Date other than (i) the issuance of Common Stock to employees, consultants, officers or directors of the Company pursuant to stock purchase or stock option plans or agreements approved by the Corporation’s Board of Directors; (ii) the issuance of Common Stock in connection with acquisition transactions; (iii) the issuance of Common Stock to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions; (iv) shares of Common Stock issued upon conversion of shares of Series A Preferred Stock; (v) the issuance of Common Stock in a public offering; (vi) the issuance of Common Stock pursuant to currently outstanding options, warrants, notes, or other rights to acquire securities of the Company; or (vii) stock splits, stock dividends or like transactions.

(e)                             No fractional shares shall be issued upon conversion of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, but shall in no event equal less than one (1) share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is converting into Common Stock, and the number of shares of Common Stock issuable upon such aggregate conversion of Series A Preferred Stock.

(f)                               The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A

Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7.                                        Amendments and Changes. The Corporation shall not, without first obtaining the approval (by vote or consent as provided by law) of a majority of the votes represented by all of the shares of Series A Preferred Stock then outstanding (a) alter or change the rights, preferences and privileges of the Series A Preferred Stock so as to affect materially and adversely the shares of such Series, (b) increase or decrease the number of authorized shares of Series A Preferred Stock or (c) authorize the issuance of securities having a preference over or on a par with the Series A Preferred Stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.